Exhibit 10.1

Certain information marked as [****] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

Framework Agreement on

Supply of Blockchain Servers

between

SuperAcme Technology (Hong Kong) Limited

and

Cipher Mining Technologies Inc.

Agreement No.: SFA-20210901-M30-101

September 2021

This Framework Agreement on Supply of Blockchain Servers (this “Agreement”) is made and entered into on September 2, 2021 (the “Effective Date”) by and among:

1.

SuperAcme Technology (Hong Kong) Limited (company No. of 2676338), a business company incorporated under the laws of Hong Kong and having its registered office at FLAT/RM A 12/F KIU FU COMM BLDG 300 LOCKHART RD WAN CHAI HONGKONG (“the Seller”); and

2.

Cipher Mining Technologies Inc., a company incorporated under the laws of United States of America and having its address at 222 Purchase Street, #290 Rye, NY 10580 United States of America (“the Buyer”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”

RECITALS:

B.	The Seller has been engaged in the business of development, production, sales of high performance computing chips and blockchain servers based on the blockchain technology;

C.	The Buyer intends to secure long-term, price-competitive and quantitative supply of blockchain servers.

D.	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Description of the Products

1.1	The Models, Performance Parameters of the target block chain server (“the Products”) are set out below:

Model	M31S+	M30S	M30S+	M30S++
Power Efficiency	42W/T +/-5%	38W/T +/-5%	34W/T +/-5%	31W/T +/-5%

Hash Rate per Unit	Average: 80T 74T~84T +/-5%	Average: 88T 82T~92T +/-5%	Average: 100T 94T~106T +/-5%	Average:110T 112T~104T +/-5%

1.2

To ensure the normal and stable operation of the Products, the data center used by the Buyer should be equipped with necessary cooling and dust prevention measures, stable supply of electricity, and basic environmental requirements, including: temperature -5 to + 35 degrees Celsius, humidity <75%, AC voltage 210 to ~ 277V, single outlet current 16A, dust <0.5mg per cubic meter (where the metal and sulfide content less than 1%).

1.3

In case within the valid period of this contract, the Seller releases any new product, both Parties agree that the Buyer can purchase the new product released by the Seller as long as the Seller has sufficient supply capacity to fulfill the demand from the Buyer. The detailed parameters and model shall be agreed by both Parties in the supplementary terms and conditions to this contract.

1.4	Seller agrees the Products shall be fitted for 277V power supply and UL certified.

2.	Unit Price and Quantities

2.1

The Seller promises to sell and the Buyer promises to purchase the Products not less than 60,000 units in total (“Committed Purchase”). The parties agree that the units as set forth in the Committed Purchase shall be scheduled for delivery from January 2022 to the end of Year 2022 (“Delivery Period”). The committed quantity is distributed equivalently to every Month from January 2022 to December 2022. And the ratio among M30S, M30S+ and M30S++ shall be 40%:40%:20% in principle. Both parties agree that the ratio among different models may vary in different supply period due to yield of wafer from foundry factory may vary. The final quantity to be supplied for different models shall be finalized in the Purchase order to be signed by both parties under this agreement 5 Months earlier than supply time of the servers.

2.2

Both Parties agree that from July 2022 to December 2022, the Seller shall supply to the Buyer Month wise 10,000 units as specified in this contract. In case the Buyer can not place purchase order to the Seller in a certain Month for the quantity agreed in the contract, the Buyer shall submit an application to the Seller in writing Six Months earlier than the scheduled supply time, only with consent from the Seller, the quantity to be supplied can be changed. The reduced or added quantity will be consolidated in future purchase to keep the total supply quantity same as agreed in the Agreement.

2.3	As of the effective date of this agreement, both parties agree that among 60,000 Units, price of 30,000 Units is fixed as below form.

Model	M30S	M30S+	M30S++
Power Efficiency	38W/T +/-5%	34W/T +/-5%	31W/T +/-5%

Hash Rate	Avg.: 88T Scope: 82T~92T +/-5%	Avg.: 100T Scope: 94T~106T +/-5%	Avg.:110T Scope: 112T~104T +/-5%

Fixed Price/TH (USD)	33.00	37.9	42.7

2.4	As of the Effective Date of this Agreement, both parties agree that among 60,000 units, price of 30,000 units shall be finalized as per terms and conditions from 2.4 to 2.5.

2.4.1	The minimum price and top price of the models are given in the below table.

Model	M30S	M30S+	M30S++
Power Efficiency	38W/T +/-5%	34W/T +/-5%	31W/T +/-5%

Hash Rate	Avg.: 88T Scope: 82T~92T +/-5%	Avg.: 100T Scope: 94T~106T +/-5%	Avg.:110T Scope: 112T~104T +/-5%

Minimum Price/TH (USD)	18.5	21.8	25.2

Maximum Price/TH (USD)	50	57.1	63.7

The Parties agree that new models (other than M30S/M30S+/M30S++) and their Minimum and Maximum prices may be added into the target list based on committed purchase level and prices as agreed between the Parties from time to time if any new models are ready for purchase during the valid period of the

Agreement. Parties shall separately negotiate and sign a supplementary agreement to define the parameters and its minimum and maximum prices for the new models other than M31S+/M30S/M30S+/M30S++.

2.5

The Parties agree that the final price of the servers for various supply batches shall be decided base on the terms and conditions of clause 2.4. Definitions of various parameters which are required to derive the price are given as below.

2.5.1	Daily average price (USD) “A”:

Data from https://www.blockchain.com/charts/market-price, which presents average price of Bitcoin in USD everyday;

2.5.2	Total network difficulty “B”:

Data from https://www.blockchain.com/charts/difficulty, which presents daily total network difficulty;

2.5.3	Total network difficulty at 25.05T, FPPS 1T*24H Revenue “C”:

1T*24h=0.00000546 (Data from BTC.com);

2.5.4	30 days average mining revenue in USD “R”:

R=(A1*25.05*C/B1+A2*25.05*C/B2+........+A30*25.02*C/B30)/30

A1, B1, A2, B3, ......, A30, B30 shall, at 15th every month, be taken date back for 30 days. For example, when supply time is January 2022, A1 shall be average price on 16th November 2021 and A30 shall be average price on 15th December 2021.

2.5.5	Final implementation price for server “P”:

P=(R-Power Efficiency of Sever/1000*Power Cost kWh*24)*Static Payback Days T*Futures-vs-Spot Pricing Discount Raito (0.8).

Model	Power Efficiency	Static Payback	Power Cost (KWH)	30days Revenue per TH (R)	Final Implementation Price (P)
	(W)	Days (T)
M30S++	31	366	0.055	0.1875	42.92
M30S+	34	334	0.055	0.1875	38.11

In case P is more than the Maximum price, the Final Implementation Price shall be capped at the Maximum price; in case P is less than the minimum price, then the Final Implementation Price shall be set at the minimum price. In case P is in between the Minimum price and the Maximum price, it shall be same as it is calculated with the formular as designated in 2.4.6.

The detailed calculation examples are given in in Annexure I and Annexure II.

2.6

The Products under this Agreement shall be produced in China and delivered to the place designated by the Buyer. The Seller may, if agreed to by the Buyer (such agreement not to be unreasonably withheld), transfer part or all of the production of the Products to its overseas factories and deliver the finished Products to other destinations if agreed by the Buyer in advance, and the final quantities and unit price of the Products, and any additional delivery charges (if any) shall be agreed by the Parties before production from overseas factories.

2.7	The Seller shall keep the pricing terms and conditions agreed in this contract frozen take exemption for following scenario.

1) Cost of wafer supplied by vendor fluctuate more than 5%. Due to the major cost of server produced by the seller is from cost of wafer from foundry factory, demand of wafer to foundry factory shall impact the cost of wafer significantly, in case the cost of wafer fluctuate more than 5%, the seller may modify the price terms and conditions in this contract within 10% each time and inform the Buyer; provided that any such increase in the price to Buyer shall be not be a higher increase than any increase to Seller’s other customers. Both parties shall agree the modified terms and conditions for pricing in good faith of each other and continue executing the contract.

2) USD versus CNY exchange rate fluctuate more than 5%. Due to unpredictable reason that exchange rate of USD and CNY may fluctuate more than 5%, due to the Seller financial report is based on CNY, the fluctuation of exchange rate may result in higher/lower cost of products manufacturing by the Seller, in case exchange rate fluctuate more than 5%, the seller may modify the price terms and conditions in this contract within 10% each time and inform the Buyer; provided that any such increase in the price to Buyer shall be not be a higher increase than any increase to Seller’s other customers. Both parties shall agree the modified terms and conditions for pricing in good faith of each other and continue executing the contract.

3) Other policy against crypto computing released by Chinese Government impact cost of manufacturing of servers more than 5%. Nowadays, Chinese Government may release unpredictable policy against crypto computing servers, it may result in higher/lower taxation to be charged or manufacturing cost of servers has to be moved to a third party countries and finally result in higher/lower cost of producing, in such case, the seller may modify the price terms and conditions in this contract within 10% each time and inform the Buyer; provided that any such increase in the price to Buyer shall be not be a higher increase than any increase to Seller’s other customers. Both parties shall agree the modified terms and conditions for pricing in good faith of each other and continue executing the contract.

2.8

If there is any tax credit or export tax rebate available for the Buyer, the Buyer may claim such tax benefits by itself or require the Seller to claim such tax benefits on behalf of the Buyer, in each case the Seller shall cooperate in good faith with the Buyer including providing certain information or documents as required.

3.	Deposit and Payment

3.1

The Buyer shall pay a deposit (the “Deposit”) of USD 22,240,080.00 (USD Twenty Two Million Two Hundred Forty Thousand and Eighty Only) to the Seller. The Deposit is calculated based on 10% average maximum price and minimum price/unit on 30,000 servers and 10% on total amount of fixed price portion which is 30,000 units. The Deposit shall be paid as follows:

Deposit Installment One: 100% due ten (10) business days after this agreement is signed by both parties;

Total Amount of the Deposit to be paid is calculated as below table.

Model	Average Of Maximum Price and Minimum Price	Quantity	Subtotal Based on Fixed Price	Deposit
M30S++	4,782.40	6000	28,694,400.00	2,869,440.00
M30S+	3,790.00	12000	45,480,000.00	4,548,000.00
M30S	2,904.00	12000	34,848,000.00	3,484,800.00

Total			109,022,400.00	10,902,240.00

Model	Average Of Maximum Price and Minimum Price	Quantity	Subtotal Based on Fixed Price	Deposit
M30S++	4,978.40	6000	29,870,400.00	2,987,040.00
M30S+	3,945.00	12000	47,340,000.00	4,734,000.00
M30S	3,014.00	12000	36,168,000.00	3,616,800.00

Total			113,378,400.00	11,337,840.00

Based on the above calculation, total amount of deposit is U22,240,080.00 (USD Twenty Two Million Two Hundred Forty Thousand and Eighty Only)

3.2	The Deposit will be used to confirm and ‘lock up’ the supply of Committed Purchase, the maximum price and the minimum price of M30S/M30S+/M30S++ for delivery until 31st December 2022.

3.3

The Buyer shall pay 50% advance payment to the seller for each batch of supply 5 months earlier than the supply time and pay 40% delivery payment to the seller for each of supply 1 Month earlier than supply time as per the below payment schedule for 30,000 Units which prices are fixed and agreed by both parties.

	M30S++ Qty	M30S+ Qty	M30S Qty	M30S++ Unit Price	M30S+ Unit Price	M30S Unit Price	Subtotal @ Fixed Price	50% Advance Payment	40% delivery Payment
21-May
Jun-21
Jul-21
Aug-21
Sept 2021
Oct-21
Nov-21
Dec-21									—
Jan-22									—
Feb-22								9,085,200	—
Mar-22								9,085,200	—
April 2022								9,085,200	—
May-22								9,085,200	—
Jun-22								9,085,200	7,268,160

Jul-22	1,000	2,000	2,000	4,782.40	3,790.00	2,904.00	18,170,400	9,085,200	7,268,160
Aug-22	1,000	2,000	2,000	4,782.40	3,790.00	2,904.00	18,170,400		7,268,160
Sept 2022	1,000	2,000	2,000	4,782.40	3,790.00	2,904.00	18,170,400		7,268,160
Oct-22	1,000	2,000	2,000	4,782.40	3,790.00	2,904.00	18,170,400		7,268,160
Nov-22	1,000	2,000	2,000	4,782.40	3,790.00	2,904.00	18,170,400		7,268,160
Dec-22	1,000	2,000	2,000	4,782.40	3,790.00	2,904.00	18,170,400

3.4

The Buyer shall pay 50% advance payment to the seller for each batch of supply 5 months earlier than the supply time based on the average price of Minimum price and Top price agreed in Clause No. 2.4.1.

	M30S++ Qty	M30S+ Qty	M30S Qty	M30S++ Unit Price	M30S+ Unit Price	M30S Unit Price	Subtotal @ Average Price	50% Advance Payment
21-May
Jun-21
Jul-21
Aug-21
Sept 2021
Oct-21
Nov-21
Dec-21
Jan-22
Feb-22								9,448,200
Mar-22								9,448,200
April 2022								9,448,200
May-22								9,448,200
Jun-22								9,448,200
Jul-22	1,000	2,000	2,000	4,978.40	3,945.00	3,014.00	18,896,400	9,448,200
Aug-22	1,000	2,000	2,000	4,978.40	3,945.00	3,014.00	18,896,400
Sept 2022	1,000	2,000	2,000	4,978.40	3,945.00	3,014.00	18,896,400
Oct-22	1,000	2,000	2,000	4,978.40	3,945.00	3,014.00	18,896,400
Nov-22	1,000	2,000	2,000	4,978.40	3,945.00	3,014.00	18,896,400
Dec-22	1,000	2,000	2,000	4,978.40	3,945.00	3,014.00	18,896,400

3.5

The final implementation price of the servers with floating price shall be determined as per clause No. 2.4 to 2.5 in middle of the month earlier, i.e. the price of the servers to be supplied in January 2022 will be determined on 15th December 2021. The Buyer need to pay to the seller for the servers to be supplied based on the final settlement amount as per the price finalized by setting off the corresponding deposit and advance payment paid to the Seller. In case the corresponding deposit and advance payment is more than the final settlement amount, the extra amount paid will be used as final delivery payment or advance payment for other batch purchase.

3.6	The Seller shall ship the servers to the Buyer according to the sequence that the payments for delivery are received.

3.7	The Seller’s bank account information is as follows:

Bank Name:	[****]

Bank Address:	[****]

ABA Routing number:	[****]

Swift code:	[****]

Beneficiary Account No.:	[****]

Account Name:	[****]

Account Address:	[****]

4.	Delivery and Acceptance

4.1

The Seller shall complete the delivery of the servers described in each respective PO within 30 days after receiving the full amount (100%) of payment for such PO from the Buyer. The Seller shall ship the servers to the Buyer according to the sequence that the payments for delivery are received.

4.2

The Seller shall deliver the designated models of the Products under each PO to a place in Hong Kong designated by the Buyer, or other place mutually agreed to by both Parties, at least 5 business days before the scheduled delivery date of the servers under the PO (the “Delivery Address”). Incoterms will apply to FCA unless otherwise agreed by the Parties from time to time.

4.3

In the case of the contractual terms and conditions related to the Purchase, the Seller agrees to deliver the respective Products to the Buyer or the carrier designated by the Buyer on a timely basis. Once picked up by the carrier, the Seller’s responsibilities in terms of the delivery shall be deemed to be complete. Upon the completion of the delivery, the ownership, risks of damage or loss of the Products are transferred to the Buyer.

4.4

The Seller is responsible for properly packaging the Products including the related accessories and taking all necessary measures such as waterproofing, moisture proofing and anti-collision packaging to ensure the safe transportation of the Products. The packaging cost of the Products shall be borne by the Seller, all logistics costs involved in transportation, packaging for transportation and insurance shall be borne by the Buyer.

4.5

The Buyer shall complete the acceptance within 30 calendar days after the completion of the delivery by the Seller or within 15 working days after the arrival of the Products at the final delivery destination, whichever arrives earlier refers to as the end of Acceptance Period.

4.6

Upon inspection, if the Buyer believes that there is any defect, damage or problem in or with any of the Products or that any or all of the Products does not conform to the performance specifications set forth herein or otherwise fails to conform to this Agreement, the Buyer shall give written notice of its objection(s) to the Seller during the Acceptance Period. After receiving the written objection from the Buyer, the Seller shall promptly investigate and confirm the nature and cause of the problem with the Buyer, and remedy (including but not limited to replenishment, return, replacement, etc.) the problems caused by the reasons arising before the Product delivery. If the Buyer fails to file a written objection during the Acceptance Period, it shall be deemed to be qualified as accepted.

4.7

In the case that there is a difference in the total hash rate between that specified in the respective PO and the hash rate of the servers actually delivered, the Seller shall compensate the Buyer correspondingly. Upon receiving all the servers with total hash rate equal or greater than that specified in the respective PO and a communication of such fact to the Seller, it shall be deemed that the Seller has accomplished the contractual obligation regarding total hash for each batch and/or each PO.

5.	Liability and Penalty

It

is the Buyer’s responsibility to ensure that the Buyers will purchase agreed total quantity agreed in this agreement without default and it is the Seller’s responsibility to commit that the supply of the servers shall not be delayed; both parties agree that below terms and conditions shall be applied in case following default happens:

5.1

The Buyer defaults paying advance payment: As per the clause No. 3.4 and 3.5, the Buyer shall pay the seller 50% advance payment 5 Months earlier than the supply time of the server, due to any reasons that the Buyer can not pay to the Seller 5 Months earlier for a certain lot supply, the corresponding deposit for the lot shall be forfeited. And the assigned quantity for the lot shall be released, the Seller has its own discretion to deal with the quantity released.

5.2

In case the Buyer complete the advance payment for a certain lot supply however due to whatever reason can not pay delivery payment for the lot, the deposit of the lot shall be forfeited however the 50% of the advance payment made by the Buyer shall be used as advance payment or delivery payment for future lot.

5.3

In case the Buyer pay advance payment and delivery payment on time as agreed in this agreement, however, the Seller can not supply the servers as per the supply schedule agreed, the Seller shall pay penalty to the Buyer at 0.3% per day for the servers which is not shipped. If the delay of the supply is more than 30 days, the penalty paid shall up to 30 days. In case the delay of supply is resulted by force majeur from third parties like delay of supply of wafer from foundry factory, producing of servers interrupted due to Covid 19 epidemic spreading where manufacturing factory located, etc, the penalty of delay of supply shall be waived subject to the agreement from the Buyer for extension of supply.

6.	Quality Assurance and After-Sales Service

6.1

The warranty period of the Products shall be a period of 1 year, commencing 30 days after the shipment to the Buyer from the factory. The Seller shall offer online repair training or offline repair training as required in appropriate time. The Seller shall arrange specific engineers for remote after-sale technical support at Buyer’s request.

6.2

After discovering that there is a defect or quality problem or failure of the Products, the Buyer shall promptly notify the Seller and cooperate with the Seller to conduct fault analysis and treatment. During the working day between 9:00am and 21:00pm of China time, the Seller shall respond within 2 hours of notification by the Buyer and the Seller shall resolve the fault or provide a solution within 36 hours after receiving the notice from the Buyer. In special circumstances, if Seller is unable to resolve the fault or provide a solution within the above-mentioned time limit, the Seller shall explain the situation to the Buyer in writing and provide an estimated time for resolution of the problem. If the estimated time limit is more than 12 hours or it is confirmed that it is a defect or quality problem of the Product itself, and the defect or quality problem is outside the normal failure rate (5%), the Seller shall immediately provide an alternative product for the Buyer to use.

6.3

During the warranty period, the Seller shall provide and the Buyer may accept a paid repair service due to the failure or damage caused by improper use of the Buyer. The Buyer shall bear the expenses for the actual materials, parts and transportation, and the Seller shall waive the labor fee. Notwithstanding, if the Buyer is the party providing the warranty service, it shall be entitled to charge a reasonable labor rate to the Seller for providing the repair service.

6.4

The Seller agrees to open API for ease of management in the facilities. There is one feature with the API that the facilities can monitor the power consumption of each server remotely with 1% accuracy without power meter.

6.5

The Seller agrees to release when possible, and upon approval by Seller for usage; authorized firmware with high performance mode for these servers which will obtain more 3%~10% hash rate in case of 235v ~240v voltage input to PSU & the temperature around input fan is less than 30 degrees centigrade. Use of such firmware by the Buyer shall not void the Seller’s warranty.

6.6

If the Products have a batch failure, the failure rate is too high, or the failure reason cannot be confirmed, the Buyer shall allow and cooperate with the technical personnel of the Seller’s provider to analyze the cause of the failure.

6.7	The following circumstances or products are not covered by the Seller’s warranty:

(i)

component detachment, unstable link, circuit board breakage, etc. caused by the reason that the product is not installed as per the specification or instruction, be freely pulled up and down, or freely pulled / smashed / lifted and smashed.

(ii)	Products that are not properly installed due to improper operation, including but not limited to products that are damaged by reverse insertion, less insertion or no insertion;

(iii)

Products that are damaged by the reason of being freely disassembled, modified or repaired, without the written or electronic authorization of the Seller or without the consent of the Seller’s after-sales support personnel;

(iv)	Insufficient hash power or mismatch of the servers caused by use of unofficial designated accessories, including but not limited to power supplies, control panels, fans, cables, etc.;

(v)	Insufficient hash power, abnormal hash power, card machine and burning machine etc. caused by the use of unofficial supporting software;

(vi)	Shortened product life or direct damage of servers caused by the reason of freely modifying the operating parameters of the product (such as overclocking) except through firmware mentioned in herein.;

(vii)

Products that are damaged by the reason of failure to comply with the specifications or instructions for use of electricity, nets, and by the reason that data center environment fails to meet the servers’ operational requirements, including but not limited to wet environments, corrosive environments, ultra-high temperature environments, dust particles exceeding the standard, abnormal voltage and current (such as wave surges, shock, instability etc.).

(viii)	Products whose serial number has been maliciously modified, defaced, or intentionally removed.

(ix)	Damage caused by natural disasters, including but not limited to earthquakes, fires, heavy rains, sandstorms etc.

7.	Warranty

7.1

Each Party shall, at its sole cost and expense, indemnify, defend and hold harmless the other Party and its members, managers, directors, officers, employees and affiliates from and against all losses, liabilities, costs, damages and expenses, including but not limited to reasonable legal fees and attorneys’ expenses (“Losses”) incurred or suffered arising out of, in connection with or as a result of (i) the Party’s material breach of the representations, warranties or covenants in this Agreement, including confidentiality obligations hereunder, (ii) the Party’s willful misconduct or gross negligence, and (iii) third party claims of infringement or violation of its rights arising out of any Products provided by such Party.

7.2

The Buyer warrants that it will not use any of the Products to engage in any violation of laws and regulations to damage the legitimate rights and interests of any other party. Otherwise, the Buyer shall bear all legal liabilities arising therefrom.

7.3

The Buyer agrees to use and maintain the Products in accordance with the environmental standards agreed by both Parties. If the Buyer or its employees or agents fail to use or maintain the products under this Agreement in accordance with the aforementioned environmental standards, the Buyer shall not seek any compensation from Seller for economic losses or personal injury arising therefrom.

7.4

Without limitation to its warranty commitments, Seller agrees, for the duration of the warranty period to replace or repair, at their choice, any defective Products, or parts thereof upon receipt of such defective Products or parts thereof returned by the Buyer; and receipt of the broken parts by the Seller approved as a valid warranty claim, in a timely manner.

8.	Confidentiality

8.1	Confidential Information.

Confidential Information means any information obtained by a Party (the “Receiving Party”) to this Agreement from the other Party (the “Disclosing Party”) under this Agreement including, but not limited to, past, present or future products, services, marketing, research, development, business activities, intellectual property, trade secret, know-how, any information relating to business or financial plans, proposals, forecasts, projections, benchmark test results and statistics, pricing, methods, methodologies, processes, personnel data, customers and supplier’s information, apparatus, software programs, databases, data models and techniques, information technology, documentation including technical and functional specifications, the terms and existence of this Agreement or related information, and any other information which should reasonably be understood to be confidential. Confidential Information does not include information which (i) is or becomes generally available to the public other than as a result of the Receiving Party’s breach of this Agreement, (ii) becomes available to the Receiving Party by a source other than the Disclosing Party who is not bound by any confidentiality obligations, (iii) was known to the Receiving Party or in its possession prior to the date of disclosure by the Disclosing Party, as demonstrated by written evidence of the Receiving Party, (iv) is furnished by the Disclosing Party to the Receiving Party with written permission to disclose, or (v) is independently developed by the Receiving Party without access to the Confidential Information, as demonstrated by written evidence of the Receiving Party. Notwithstanding the foregoing, each Party has no obligation to disclose its Confidential Information to the other Party unless such disclosure is reasonably required to perform this Agreement.

8.2	Standard of Care

The Receiving Party shall preserve the Confidential Information of the Disclosing Party in confidence using the same precautions and standard of care which the Receiving Party would use to safeguard Confidential Information of its own but no less than reasonable care. Except as otherwise provided herein, the Receiving Party shall not, without first obtaining the Disclosing Party’s written consent, disclose to any person, firm or organization any such Confidential Information, for the Term and thereafter. Furthermore, the Receiving Party shall not use the Confidential Party of the Disclosing Party for any purpose other than those permitted herein.

8.3	Limited Disclosure

In case the Buyer is a publicly traded company. Except as required by securities’ regulators, no public announcement or press release in connection with the subject matter of the term sheet or this Agreement shall be made or issued by or on behalf of either Party without the prior written approval of the other Party. The Parties mutually agree that each Party may disclose to third parties that it has entered into this Agreement subject to the other Party’s prior written approval. The Receiving Party may disclose Confidential Information of the Disclosing Party on a strict need-to-know basis only to its authorized employees, auditors, counsel and other representatives performing services for its benefit (the “Authorized Recipients”), solely as required in order for the Receiving Party to perform their respective obligations hereunder, so long as such representatives are bound by the written confidentiality agreements having terms no less strict than those set forth herein. The Receiving Party shall remain liable at all times for any breach by the Authorized Recipients of the confidentiality obligations set forth therein. If Confidential Information is required to be disclosed by law, regulation, court order by either Party, such disclosure shall be permitted to the extent legally required, provided that to the extent legally permissible, the Disclosing Party is given reasonable prior notice to enable it to seek a protective order or confidential treatment prior to such disclosure. Notwithstanding anything to the contrary in this Agreement, Buyer shall be permitted to: (i) make public disclosure of such details related to this Agreement as it determines are necessary to satisfy its disclosure obligations as a public company under applicable law and regulation, including public filing of this Agreement on the Edgar website of the United States Securities and Exchange Commission; and (ii) disclose any Confidential Information in response to a request or demand of any regulator or self-regulatory organization of competent jurisdiction in respect of Buyer.

9.	Anti-money Laundering Agreement

9.1

Each Party shall strictly abide by the applicable laws, regulations and administrative regulations on anti-money laundering that apply to it, such as the Law of the People’s Republic of China on Money Laundering, and shall not participate in money laundering activities or provide convenience for others to launder money.

9.2

Each Party shall fulfill its respective anti-money laundering obligations in accordance with the requirements of applicable anti-money laundering laws and regulations, including, as applicable, establish and improve the internal control system for anti-money laundering, implement customer identification, identity information and transaction record keeping, identification and reporting of large and suspicious transactions. Each Party shall comply with applicable regulatory requirements such as customer classification management guidelines, to ensure that the cooperative business under this Agreement meets the requirements of China’s anti-money laundering laws and regulations.

9.3

Either Party may request the other to provide the following information according to the relevant provisions of anti-money laundering: the identity of the customer and its actual controlling shareholder(s) or actual beneficial owners), the customer’s economic status or business status, the source of the client’s funds, and the purpose of the customer’s purchase. Each Party undertakes not to use or disclose relevant information or materials provided by the other than in connection with the foregoing purposes.

10.	Force Majeure

10.1

Force majeure refers to objective conditions that cannot be foreseen, cannot be avoided and cannot be overcome at the time of conclusion of this Agreement, including but not limited to natural disasters (such as typhoons, earthquakes, floods, hail, etc.), social anomalies (such as strikes, disturbances, pandemics, epidemics etc.), government actions (such as expropriation, blockade, government ban, etc.), and Seller’s outsourced factories (such as wafer foundry factories) are unable to deliver on time due to the aforementioned natural disasters, social anomalies, government actions or changes in intergovernmental policies, and stop production, stop supply due to above situation, etc. The rise in raw material prices, employee shortages, changes in market transactions, etc. are not force majeure.

10.2

In the event of force majeure, the Party that is affected by force majeure shall promptly notify the other Party in writing and provide the other party with sufficient evidence of the occurrence and duration of force majeure within the next 7 working days. Both Parties should immediately consult and seek a reasonable solution to minimize the damage caused by force majeure.

10.3

If the Agreement cannot be continued due to force majeure, or the influence of force majeure exceeds 90 days, either Party has the right to terminate this Agreement and the Parties shall not be liable for breach of contract except for prompt return of all amounts theretofore paid to Seller hereunder for Product not delivered to or accepted by Buyer including the balance of the deposit referred to in Clause 3.

10.4	Each Party represents and warrants to the other that it knows of no event of force majeure existing as of the date hereof that would impede or prevent its performance under this Agreement.

11.	Dispute Resolution

11.1	This Agreement shall be governed by and construed under the laws of Hong Kong.

11.2

If a controversy, claim or dispute arises out of or in connection with this Agreement, or the breach thereof, whether based on contract, tort, statute or other legal or equitable theory, the Parties shall use good faith efforts to settle such dispute through negotiations between senior executives of each Party. In the event the Parties fail to resolve such dispute within thirty (30) days (or such longer period as they mutually agree) of its occurrence, such unresolved controversy, claim or dispute will be finally resolved by binding arbitration administered by the Hong Kong International Arbitration Commission in accordance with the Arbitration Rules of Hong Kong International Arbitration Commission for the time being in force, which rules are deemed to be incorporated by reference in this section. The seat of the arbitration shall be Hong Kong. The Tribunal shall consist of three qualified commercial arbitrators, of which one shall be selected by the Seller, one shall be selected by the Buyer and one shall be selected by the Hong Kong International Arbitration Commission in accordance with the its Arbitration Rules. The language of the arbitration shall be English. The Parties further agree that any arbitral proceedings may be conducted by way of video-conferencing or other remote facilities and specifically waive any procedural requirements (if any) that demand a physical presence of either Party, their witnesses, or the Tribunal.

12.	Others

12.1

This Agreement shall set forth the entire agreement of the Parties in relation to the subject matter, any changes to this Agreement must be made in writing and signed by both Parties or their authorized representatives.

12.2

All rights and obligations under this Agreement could be transferred to the related affiliate designated by each Parties, which must be made in writing and signed by both Parties or their authorized representatives.

12.3

Notices shall be in writing shall be deemed given on the date of receipt, if delivered by any means for which a delivery receipt is given, or, if sent by facsimile or by electronic means, upon receipt of confirmation or answer back. Notices shall be given to each Party at its address and marked to the attention of the person set forth below. Any such address may be changed by any Party hereto by the delivery of written notice thereof to the other Party.

Buyer:	Cipher Mining Technologies Inc.

Notice Party:	Tyler Page

Title:	CEO

Address:	222 Purchase Street, #290 Rye, NY 10580 United States of America

Email:	[****]

With a copy to:	[****]

Seller:	SuperAcme Technology (Hong Kong) Limited

Notice Party:	Wencheng Zhang,

Title:	Sales Director

Address:	FLAT/RM A 12/F KIU FU COMM BLDG 300 LOCKHART RD WAN CHAI HK

Email:	[****]

12.4	This Agreement is written in English and shall be executed in quadruplicate. Each Party shall hold two originals with the same legal effect.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

The Seller: SuperAcme Technology (Hong Kong) Limited

(seal)

Authorized representative: Jianbing Chen, COO

(signature)

Date: September 2nd, 2021

The Buyer: Cipher Mining Technologies Inc.

Authorized representative: Tyler Page, CEO

(signature)

Date: September 2nd, 2021

Annexure I: Example of Calculating 30-days Average Mining Revenue

Date	Network difficulty	Price in USD	1T*24H Qty	1T*24 Hours Mining Revenue in USD
Benchmark Network Difficulty	25.05		Benchmark 1T*24hr Revenue	0.00000546
2021/4/7	23.137	58020	0.0000059114	0.342981781
2021/4/8	23.137	55947	0.0000059114	0.330727364
2021/4/9	23.137	58049	0.0000059114	0.343153212
2021/4/10	23.137	58103	0.0000059114	0.34347243
2021/4/11	23.137	59774	0.0000059114	0.353350447
2021/4/12	23.137	59965	0.0000059114	0.354479533
2021/4/13	23.137	59835	0.0000059114	0.353711045
2021/4/14	23.137	63554	0.0000059114	0.375695693
2021/4/15	23.218	62969	0.0000058908	0.370938885
2021/4/16	23.582	63253	0.0000057999	0.366860426
2021/4/17	23.582	61456	0.0000057999	0.356438024
2021/4/18	23.582	60087	0.0000057999	0.348497975
2021/4/19	23.582	56251	0.0000057999	0.326249598
2021/4/20	23.582	55703	0.0000057999	0.323071259
2021/4/21	23.582	56508	0.0000057999	0.32774017
2021/4/22	23.582	53809	0.0000057999	0.312086267
2021/4/23	23.582	51732	0.0000057999	0.300039896
2021/4/24	23.582	51153	0.0000057999	0.29668176
2021/4/25	23.582	50111	0.0000057999	0.290638275
2021/4/26	23.582	49076	0.0000057999	0.284635389
2021/4/27	23.582	54057	0.0000057999	0.31352464
2021/4/28	23.582	55071	0.0000057999	0.319405728

2021/4/29	23.582	54884	0.0000057999	0.318321149
2021/4/30	23.582	53584	0.0000057999	0.310781292
2021/5/1	23.004	57797	0.0000059456	0.343638892
2021/5/2	20.609	57858	0.0000066366	0.383978467
2021/5/3	20.609	56610	0.0000066366	0.375696032
2021/5/4	20.609	57213	0.0000066366	0.379697882
2021/5/5	20.609	53242	0.0000066366	0.353344076
2021/5/6	20.609	57473	0.0000066366	0.381423389
		30 Days Average Revenue		0.339375548

Annexure II: Examples for Calculating Final Settlement Prices

1.	Surpassing maximum price scenario (using 30-days Average Revenue 0.339375548 as exemplified in Annexure I)

Model	Power Efficiency (W/TH)	Static Payback Days	Power Cost (USD/kWh)	30 days Avg. Revenue per TH (R) (USD/T)	Final Implementation Price (P) (USD)
M30S++	31	366	0.055	0.339375548	63.7
M30S+	34	334	0.055	0.339375548	57.1
M30S	38	298	0.055	0.339375548	50

2.	Reaching minimum price scenario

Model	Power Efficiency (W/TH)	Static Payback Days	Power Cost (USD/kWh)	30 days Avg. Revenue per TH (R) (USD/T)	Final Implementation Price (P) (USD)
M30S++	31	366	0.055	0.12	25.2
M30S+	34	334	0.055	0.12	21.8
M30S	38	298	0.055	0.12	18.5

3.	Scenario in-between maximum and minimum prices

Model	Power Efficiency (W/TH)	Static Payback Days	Power Cost (USD/kWh)	30 days Avg. Revenue per TH (R) (USD/T)	Final Implementation Price (P) (USD)
M30S++	31	366	0.055	0.18	40.72
M30S+	34	334	0.055	0.18	36.1
M30S	38	298	0.055	0.18	30.95